EXHIBIT 15

Allstate Life Insurance Company of New York

100 Motor Parkway, Suite 132

Hauppauge, New York 11788

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company of New York for the periods ended September 30, 2008 and 2007, as indicated in our report dated November 20, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-58512	033-65381
333-100029	333-94785
333-61698
333-66710
333-68344
333-74411
333-81592
333-81970
333-93889
333-114627
333-114629
333-114626
333-114630
333-143228

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP

Chicago, Illinois

November 20, 2008

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